Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-11 (Form S-11 No. 333-000000) filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 10, 2018, with respect to the consolidated financial statements of China Merchants Americold Holdings Company Limited included in the Annual Report (Form 10-K) of Americold Realty Trust for the year ended December 31, 2017, and related Prospectus of Americold Realty Trust for the registration of its common shares.

/s/ Ernst & Young Hua Ming LLP
Shenzhen, the People’s Republic of China
September 13, 2018